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                                                                   EXHIBIT 10.18

November 9, 2000


Dear Michael:

          This letter confirms the agreement between you and CacheFlow Inc. (the "Company") regarding your resignation from the Company.

          1. You agree that effective November 9, 2000 ("Resignation Date") you voluntarily resigned as a member of the Board of Directors of the Company and from all other positions you held with the Company immediately prior to your resignation.

          2. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.

          3. The Company will provide you with two (2) CF 500 series machines ("Machines") for your personal use, at no charge within ninety
                 (90) days after you have executed and delivered the Company's standard purchase and license agreement for those machines (a copy of which is attached hereto). The Company will provide you with technical support for the Machines, including upgrades to new software releases that are generally available, for a period of three years from the Resignation Date at no expense. The Company will reimburse you for Board and Company related flight travel expenses, based on a rate of $1,000 per flight hour, upon receipt of documentation supporting such expenses within 30 days of the Resignation Date.

          4. The Company agrees that it shall continue to automatically forward to [email address] any email that it receives addressed to [email address] and that it shall not read or intercept any of these email messages. If you believe any such forwarded email messages concern the Company's business you will forward such email messages directly to me for my information. The Company further agrees that for ninety (90) days following the Resignation Date, it shall allow you to operate on the Company's premises the NT server that runs the email server and web server for [website] ("NT Server"). You agree that

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                 during that ninety (90) day period you will arrange for hosting of the NT Server on another premise outside of the Company and the Company agrees to return the NT Server to you upon your request. You also understand and agree that you shall solely be responsible for any maintenance, insurance or other service on the NT Server.

          5. The Company will issue a mutually agreed upon press release regarding your resignation within fourteen days of the Resignation Date in the form attached hereto.

          6. You and the Company understand and agree that nothing in this agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company's Certificate of Incorporation, Bylaws, the Indemnification Agreement between you and the Company dated November 17, 1999, or any applicable insurance policy for officers and directors liability.

          7. You understand and agree that you were granted the following rights to purchase shares and options to purchase shares of the Company's common stock. You have previously exercised all of your options. As of November 3, 2000, you are currently vested in the number of shares indicated.



---------------------------------------------------------------------------------------------------
                                             Number of       Exercise        Vested        Unvested
Grant Date                                     Shares          Price        11/03/00       11/03/00

---------------------------------------------------------------------------------------------------
06/07/96 RSP                                 2,000,000       $ 0.005       2,000,000              0
---------------------------------------------------------------------------------------------------
06/18/97 ISO                                   250,000       $ 0.075         250,000              0
---------------------------------------------------------------------------------------------------
10/14/98 NSO                                 1,000,000       $  0.50         833,333        166,667
---------------------------------------------------------------------------------------------------
10/13/99 NSO                                   100,000       $  6.00          25,000         75,000
---------------------------------------------------------------------------------------------------
08/30/00 NSO                                     5,000       $105.00               0          5,000
---------------------------------------------------------------------------------------------------


                 After you sign this letter and assuming you are fully in compliance with the terms of this letter, the Company will immediately vest you in the balance of the shares. You acknowledge that you have no other stock rights in the Company other than those rights enumerated in this paragraph and all terms, conditions and limitations applicable to the stock pursuant to the applicable stock purchase or stock option agreement, except for time-based vesting provisions, shall remain in full force and effect. Immediately following the execution of this letter, the Company shall promptly seek to remove all restrictive legends from your stock that are no longer legally applicable in light of the agreements set forth herein,
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                 including, but not limited to, any legends which will no longer be relevant in light of your resignation from the Company's Board of Directors.

          8. In consideration for receiving the additional stock option vesting described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees, assigns and employee benefit plans, with respect to any matter, including but not limited to, any matter related to your employment or other relationship with the Company or the voluntary termination of that employment or other relationship, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, and all other laws and regulations relating to employment.

          9. In consideration for your full release of claims, the Company agrees to waive and release and promises never to assert any claims or causes of action, whether or not now known, against you or any of your heirs, executors, administrators, assigns and successors, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment or other relationship with the Company or the voluntary termination of that employment or other relationship; provided, however, that such waiver, release and promises shall not include or extend to any claims or causes of action arising out of your trading in the Company's securities.

          10. You and the Company each expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

          11. Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

          12. You acknowledge and agree that you have returned to the Company all items containing or embodying business, technical or financial information
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                 (including, without limitation, the identity of or information relating to customers or employees) that you have developed, learned or obtained during the term of your service to the Company that relate to the Company or the business or demonstrably anticipated business of the Company, except that you may keep your personal copies of (i) your compensation records, (ii) materials and documents distributed to Board members in order to fulfill their fiduciary duties, such as documents distributed prior to Board meetings, provided that you keep all such information, material and documents confidential and not disclose them to any other individual or entity and (iii) materials distributed to shareholders generally.

          13. You understand and agree that Sections 2 through 9, inclusive of the Consulting Agreement between you and the Company dated June 8, 1996 shall remain in effect in accordance with the terms of such agreement, which agreement terminated on June 1, 1999.

          14. You agree that you will not make any derogatory statements about the Company, its products, officers, directors or employees or business practices. The Company and its officers and directors agree they will not make any derogatory statements about you to any party inside or outside the Company.

          15. You agree that you will comply with the Company's insider trading policy, including not trading in the Company's securities, until two days following the Company's announcement of its earnings for the second quarter ended October 31, 2000.

          16. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

          17. You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company. You and the Company agree that this letter constitutes the entire agreement between you and the Company regarding the subject matter of this agreement, and that this letter may be modified only in a written document signed by you and a duly authorized officer of the Company.
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          18.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

          Please indicate your agreement with the above terms by signing below.

                                     Sincerely,




                                     David W. Hanna, on behalf of CacheFlow Inc.
                                     Board of Directors

          My agreement with the terms of this letter is signified by my signature below. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this letter.


Signed ____________________________                  Dated:  November 9, 2000
            Michael A. Malcolm